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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 14(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT: September 30, 1999

EXACT NAME OF REGISTRANT:  AMARILLO BIOSCIENCES, INC. (the "Company")

STATE OR OTHER JURISDICTION OF INCORPORATION:  Texas

COMMISSION FILE NUMBER:  0-20791

IRS EMPLOYER IDENTIFICATION NUMBER:  75-1974352

ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:  800 W. 9th, Amarillo, Texas 79101

REGISTRANT'S TELEPHONE NUMBER:  806/376-1741

ITEM 5:



                  On September 30,1999, the Company entered into an Agreement with Hayashibara Biochemical Laboratories, Inc., a Japanese corporation ("HBL"). Under this Agreement, HBL will convert existing debt to equity, and will purchase additional equity in stages. On October 15, 1999, HBL will release $1,005,486.30 in debt owed by the Company in exchange for shares of common stock to be issued by the Company. On November 30, 1999, HBL will advance to the Company $1,000,000, and the Company will issue common stock to HBL. On February 29, 2000, HBL will advance $1,000,000 to the Company, and the Company will issue common stock to HBL.

                  The precise number of shares to be issued on each of the above dates is not known at this time, as it is to be determined based on the market price preceding the date of issuance. The precise formula is set out in the Agreement, which is attached as an exhibit.

                  HBL currently owns 2,178,950 shares out of 6,360,326 outstanding, for an ownership share of 34.3%. As of the date immediately preceding the date of this report, the closing price of the Company's common stock was $.75 per share. If this price were to remain constant, HBL would eventually acquire approximately 59.6% of the common stock of the Company.



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ITEM 7:


                                  Exhibit Index

     10.36 Agreement to Convert Debt dated September 30, 1999, between Hayashibara Biochemical Laboratories, Inc. and the Company.


                                   SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                  Date: September 30, 1999.



                                      AMARILLO BIOSCIENCES, INC.


                                      By: /s/ EDWARD L. MORRIS
                                          --------------------------------------
                                          Edward L. Morris, Secretary





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                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.36        Agreement to Convert Debt dated September 30, 1999, between
             Hayashibara Biochemical Laboratories, Inc. and the Company.